NEWS RELEASE	Contact: Lisa Mayr
For Immediate Release	Vice President, Investor
April 25, 2007	Relations and Capital Markets
(703) 744-1787

SUNRISE SENIOR LIVING SUSPENDS CHIEF FINANCIAL OFFICER AND
ANNOUNCES APPOINTMENT OF INTERIM CFO

MCLEAN, VA -- Sunrise Senior Living, Inc. (NYSE: SRZ) announced today that on April 23, 2007, Bradley B. Rush, the Company’s chief financial officer, was suspended with pay. The action was taken by the Board following a briefing to the independent directors by independent legal counsel retained by the special independent committee of the Board. As previously disclosed, the special independent committee is reviewing recent insider sales of the Company’s stock, the Company’s historical practices related to stock option grants and the facts and circumstances relating to the historical accounting treatment of certain categories of transactions in the previously announced pending restatement of the Company’s financial statements. The Board concluded that actions taken by Mr. Rush were not consistent with the document retention directives issued by the Company.

The Company also announced that on April 23, 2007, the Board appointed Julie A. Pangelinan, chief accounting officer, to the additional position of acting chief financial officer. Ms. Pangelinan joined the Company as its chief accounting officer in April 2006. Prior to joining the Company, Ms. Pangelinan worked as vice president, accounting policy, for Marriott International, Inc., a worldwide operator and franchisor of hotels and related lodging facilities, from April 2003 to April 2006, and as senior director of accounting policy from August 2000 to May 2003. While serving in this capacity, Ms. Pangelinan was responsible for providing proactive leadership on accounting policy for business transactions and deal structures, as well as managing all external financial reporting and regulatory filings and ensuring compliance with the rules of the Securities and Exchange Commission and generally accepted accounting principles.

About Sunrise

Sunrise Senior Living, a McLean, Va., based company, employs approximately 40,000 people. As of December 31, 2006, Sunrise operated 440 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for more than 52,000 residents. At year end, Sunrise also had 41 communities under construction in these countries with a combined capacity for more than 6,000 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors, including, but not limited to, risks that are detailed in the Company's annual report on Form 10-K filed with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

###